Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2023, with respect to the consolidated financial statements and financial statement schedule III of JLL Income Property Trust, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
April 13, 2023